ATARAXIA CORP.
                                  P.O. Box 267
                              B.C.M. Cape Building
                                 Leeward Highway
                               The Turks of Caicos


September 17, 1997

Richard M. Lienau
Pecos, New Mexico  87552

Estancia Limited
P.M.B. 2
Providenciales
Turks & Caicos Islands
British West Indies

Dear Sir:

            Re:    Joint Ownership & Exclusive License Rights to Certain Patents
                   -------------------------------------------------------------

            Further to our earlier discussions and the Heads of Agreement dated June 17, 1997, we provide the following by way of summary of the principal terms and conditions we would be prepared to acquire, and you would be prepared to grant, joint ownership and an exclusive license right to Ataraxia Corp. and or its wholly-owned subsidiary Pageant Technology, Inc. (together "Ataraxia") to jointly develop,m as well as manufacture and sell the related products associated with the invention entitled the Hall Effect Ferromagentic Random Access Memory technology (the "HFRAM Technology").

            1. Patents. Ataraxia will acquire the joint ownership and exclusive world wide licensing rights (together the "Territory") the following patents:

                      a.     US Patent File No. 5295097
                      b.     EEC Patent File No. 939186441
                      c.     Japan Patent File No. 505547/1994

                             (together the "Patents",)

            2. Joint Ownership and Maintenance of Patents. Estancia Limited will and will cause Richard Lienau (Mr. Lienau personally and or jointly acting under the business name NVTECH) to patent, register, copyright or otherwise protect to the extent commercially feasible, the HFRAM technology selected by Ataraxia for transfer to joint ownership. Estancia Limited will cause Richard Lienau to transfer a nontransferable undivided one-half joint ownership interest in such technology and related patents to Ataraxia. Ataraxia agrees it will transfer its ownership to Estancia Limited in the event of a


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material  default of the agreement  between the parties by Ataraxia which is not cured within a reasonable time. Ataraxia will finance future patent costs for further considerations. Inventor(s) will always be given full credit for the parties, but all rights shall be jointly owned by Ataraxia and Estancia Limited.

               3. Power to Grant Rights and Validity of Patents. Estancia Limited will and will cause Richard Lienau to patent, register, copyright or otherwise protect to the extent the commercially feasible, the HFRAM technology selected by Ataraxia to transfer to joint ownership. Estancia Limited will demonstrate to Ataraxia that Estancia Limited has all necessary ownership or other rights in such technology to enter into the transactions contemplated in this letter agreement. Estancia Limited will also warrant that the technologies, systems, etc. provided to Ataraxia are original works and were not misappropriated from others. Estancia Limited will or will cause to be transferred an ownership interest in such technology and related patents to Ataraxia. Ataraxia will finance future patent costs for further considerations. The parties agree the inventor(s) will always be given full credit for the patents, but all rights will be jointly owned by Estancia Limited and Ataraxia.

               4.  Obligations of Estancia Limited:

               a. New Inventions: Estancia Limited will and will cause Richard Lienau to grant to Ataraxia a right of first refusal to acquire rights in respect of any patent improvements or new technology or application developed or under the control of the Estancia Limited Corp. or Richard Lienau relating to any invention, technology, application or product which may reasonably be regarded as similar to or competitive with the Products.

               b. Technical and Marketing Support. Estancia Limited agrees to provide Ataraxia with all information/training reasonably necessary for it to market the technology. Estancia Limited will serve as advisors to Ataraxia at no cost to Ataraxia, in regards to license/contract negotiation, marketing and personal hiring, as reasonably deemed necessary by Ataraxia.

               c. Consulting Services. Estancia Limited will cause Richard Lienau to serve as a consultant to Ataraxia for a fee of no more than US$ 125 per man-hour plus reasonable expenses to include evaluating other technologies, developing new applications and/or systems whether HFRAM or other technologies. Additionally, Estancia Limited will provide such services to such customers of Ataraxia as Ataraxia may reasonably request at the same rate. If Estancia Limited contracts directly with customers of Ataraxia for such services, Estancia Limited shall pay to Ataraxia 40% of the gross profit less agreed to expenses related to such contracts.


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               5.  Obligations of Ataraxia

               a. Initial & Subsequent Payment. The parties acknowledge Ataraxia provided Estancia Limited with US$ 3,000 at the signing of the original heads of agreement. Ataraxia agrees to provide Estancia Limited with an additional sum of CD$ 20,000 on or shortly after Ataraxia entering into an agreement with a listed public company related to the technology. The CD$ 20,000 will be satisfied, subject to regulatory approval, by the reservation and issuance of free trading shares in the listed public company. The exact number of shares will be determined by dividing the value of the shares of the listed public company into CD$ 20,000.

               b. Financing of Development and Manufacturing. Ataraxia will provide funding deemed necessary and as commercially feasible to support the prototype development by the University of Utah of the HFRAM technology as necessary to test, manufacture, document, or otherwise take the HFRAM technology to the marketplace. Additionally, Ataraxia will be responsible for all marketing, sales and licensing of the selected technology.

               c. Royalty. Ataraxia will pay Estancia Limited a royalty of 40% of gross profit (less those expenses agreed by the parties) for each HFRAM license sold or otherwise transferred by Estancia Limited. Additionally, Ataraxia will pay Estancia Limited 40% of any per unit royalty received by Ataraxia less properly documented reasonable expenses directly related to the obtaining of said royalties and as agreed to by the parties in writing.

               d. Other Payments. Ataraxia will pay Estancia Limited 40% of any other revenues (less those expenses agreed by the parties) of Ataraxia related to the grant of rights or use of the HFRAM technology by Estancia Limited, exclusive of participation of Estancia Limited in the contract.

               6.  Formal Agreement.

               a. Terms of Formal Agreement: The parties agree to enter into a formal agreement with one another within six months from the date of this Agreement which will:

                      i. reflect the provisions set forth herein and the Heads of Agreement attached as Appendix One;

                      ii. set out the minimum  performance  requirements of each party; and

                      iii. such other provisions as are customary in a licensing arrangement of the character contemplated hereby and are reasonably acceptable to Ataraxia and Estancia Limited.

               b. Agreement is Binding: Until superseded by the formal agreement, this Agreement will remain binding and in full force and effect.

               c. Purpose of Agreement: Estancia Limited and Richard Lienau agree that the purpose of this and the formal agreement is to tie-up and exhaust the entire rights held by Estancia Limited and Richard Lienau in the Patents during the term of this Agreement and any formal agreement entered into by the parties. In addition to a formal license agreement, the parties agree to enter into all other supporting documents necessary fulfill this intent.

               d. Compensation on Termination. Estancia Limited agrees that that if the relationship of the parties is terminated it will pay to Ataraxia all costs properly incurred by Ataraxia to develop the prototype, test, manufacture, document, or otherwise take the HFRAM technology to the marketplace.

               7. Sale of Rights to Third Parties. If Ataraxia sells the rights to the HFRAM Technology to a third party not owned or controlled by Ataraxia, Ataraxia will pay Estancia Limited 50% of the proceeds from such transaction. Estancia Limited will not be obligated to provide to the third party the same concessions, prices and services as to Ataraxia. If there is any dispute between Ataraxia and Estancia Limited as to the fairness or value of a third party contract either Ataraxia or Estancia Limited may request independent arbitration.

               8. New Ventures. Ataraxia and Estancia Limited agree that a separate agreement will cover the parties or their respective affiliates arrangement with respect to the design of a new computer system and operating software based on the HFRAM technology. Estancia Limited or its designated affiliate will be given a 15% ownership of the organization. Any transfer of HFRAM products from a licensee within the contemplation of section 5 above to such separate organization shall not in any way reduce or off-set license fees or royalties contemplated by such section 5.

               9. Information. Ataraxia and Estancia Limited agree to make available to each other information necessary for either party to verify sales or other pertinent costs and equipment purchases. Each party agrees to protect the confidentiality of the confidential and/or proprietary information of the other party, and to use such information only as provided in the business agreement.

               10. Use of Trademarks. Neither party shall publish, make reference to, or otherwise use or designate the trademarks or trade names of the other party in connection with activities contemplated hereby without the written consent of such other party.


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

               11. Material Default. In the event of a default under these provisions of the agreement, specific therein, to constitute a "material default":

                      a. By Ataraxia, all right, title and interest in the technology and related intellectual property rights transferred to Ataraxia under the agreement shall revert back to Estancia Limited; or

                      b. By Estancia Limited, Ataraxia shall have the right to cure or cause a third party to cure such material default and deduct the cost thereof from the amounts due to Estancia Limited pursuant to sections 4 and 5 above.

               12. Confidentiality. Each party agrees to keep confidential and not disclose, directly or indirectly, any information concerning the HFRAM Technology or other parties business (except to the extent that such information is available to the general public) or any other information which the other party designates as confidential, including the contents of this agreement.

               13. Governing Law and Arbitration. All disputes, controversy or claims arising out of or in connection with or in relation to the contract, including any question regarding its existence, validity or termination, will be governed by and construed in accordance with the laws of the United States related to intellectual property and the domestic laws of the State of New Mexico; under this agreement. The parties irrevocably submit to the jurisdiction of such courts to finally adjudicate or determine any suit, action or proceedings arising out of or in connection with this agreement.

               14.  General Terms:

                      a. This Agreement constitutes the entire agreement between the parties or any of them and supersedes and replaces all previous oral or written agreements. Specifically, where any term of the signed Heads of Agreement attached as Appendix One conflicts with the terms of this Agreement, the terms of this Agreement apply.

                      b. This Agreement may be amended only by an agreement in writing executed by all the parties to the Agreement.


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                      c. This  Agreement may be executed in  counterpart  and by fax.

               If you find the foregoing to be acceptable, please advise by dating, signing and returning two copies of this letter and on our receipt of these, we will instruct our counsel to prepare a formal agreement for your review and consideration. This formal agreement will follow and will be along the lines of Appendix One attached.

Yours very truly,

ATARAXIA CORP.

/s/ Hibernian Directors Ltd.
    Director of the Company
----------------------------
Hibernian Directors Ltd.
-------------------------------------------------------------

        AGREED TO AND ACCEPTED this 25 day of September 1997.


ESTANCIA LIMITED                                      RICHARD LIENAU



  /s/                                                /s/ Richard Lienau
---------------------------------                   ----------------------------
Authorized Signatory
AVATAR CORPORATION LIMITED
(DIRECTOR OF ESTANCIA LIMITED)


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                                  APPENDIX ONE

                                     Part I

                               HEADS OF AGREEMENT
                               ------------------

ATARAXIA CORP., a Turk & Caicos corporation hereafter known as "ATARAXIA" purposes to NVTECH the following:

1. NVTECH agrees to patent, register, copyright or otherwise protest to the extent commercially feasible, the HFRAM technology selected by ATARAXIA for transfer to joint ownership. NVTECH will demonstrate to ATARAXIA that NVTECH has all the necessary ownership or other rights in such technology to enter into the transactions contemplated hereby. NVTECH will also warrant that the technologies, systems, etc. provided to ATARAXIA are original works and are not misappropriated from others. NVTECH will transfer a joint ownership interest in such technology and related patents to ATARAXIA.

2. ATARAXIA intents to set up a separate organization to design a new computer system and operating software based on the HFRAM technology. NVTECH will be given 15% ownership of said organization. Any transfer of HFRAM products from a licensee within the contemplation of paragraph 3 below to such separate organization shall not in any way reduce or off-set license fees or royalties contemplated by agreement dated 17 June 1997.

3. ATARAXIA will pay NVTECH a royalty of 40% of gross profit (less those expenses agreed by the parties) for each HFRAM license sold or otherwise transferred by ATARAXIA. Additionally, ATARAXIA will pay NVTECH 40% of any per unit royalty received by ATARAXIA less properly documented reasonable expenses directly related to the obtaining of said royalties.

4. ATARAXIA and NVTECH agree to make available to each other information necessary for either party to verify sales or other pertinent costs, and equipment purchases. Each party agrees to protect the confidentiality of the confidential and/or proprietary information of the other party, and to use such information only as provided in the business agreement.

5. Neither party shall publish, make reference to, or otherwise use or designate the trademarks or trade names of the other party in connection with activities contemplated hereby without the written consent of such other party.

6. Neither party, without the express consent of all other party shall divulge the contents of this agreement or the names of the principles of the other party.

ENTERED INTO AND AGREED TO THIS 17th DAY OF JUNE 1997
NVTECH                                             ATARAXIA CORP.
                                                   /s/ Hibernian Directors Ltd.
 /s/ Richard Lienau                                Director of the Company
 ------------------                                -----------------------
By: Richard Lienau                                 By: Hibernian Directors Ltd.


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                                  APPENDIX ONE

                                     Part II

                               HEADS OF AGREEMENT
                               ------------------

ATARAXIA CORP., a Turks & Caicos corporation hereafter known as "ATARAXIA", purposes to NVTECH the following:

1. NVTECH agrees to patent, register, copyright or otherwise protect to the extent commercially feasible, the HFRAM technology selected by ATARAXIA for transfer to joint ownership. NVTECH will demonstrate to ATARAXIA that NVTECH has all the necessary ownership or other rights in such technology to enter into the transactions contemplated hereby. NVTECH will also warrant that the technologies, systems, etc. provided to ATARAXIA are original works and were not misappropriated from others. NVTECH will transfer a joint ownership increase in such technology and related patents to ATARAXIA.

2. ATARAXIA will finance future patent costs for further considerations. Inventor(s) will always be given full credit for the patents, but all rights shall be jointly owned by ATARAXIA and NVTECH.

3. NVTECH agrees that rights to offer HFRAM applications and other technologies developed by NVTECH will be offered to ATARAXIA on a first right of refusal basis.

4. NVTECH will provide ATARAXIA with all information/training reasonably necessary for it to market the technology. NVTECH will serve as advisors to ATARAXIA at no cost to ATARAXIA, in regards to license/contact negotiation, marketing and personnel hiring, as reasonably deemed necessary by ATARAXIA.

5. ATARAXIA will provide all funding necessary to test, manufacture, document, or otherwise make the HFRAM technology marketable. Additionally, ATARAXIA will be responsible for all marketing, sales, and licensing of the selected technology.

6. NVTECH will serve as a consultant to ATARAXIA for a fee of no more than $125 per man-hour plus reasonable expenses to include evaluating other technologies, developing new applications and or systems whether HFRAM or other technologies. Additionally, NVTECH will provide such services to such customers of ATARAXIA as ATARAXIA may reasonably request at the same rate. If NVTECH contracts directly with customers of ATARAXIA for such services, NVTECH shall pay to ATARAXIA 40% of the net profit related to such contracts.

7. ATARAXIA will pay NVTECH a royalty of 40% of gross profits (less those expenses agreed by the parties) for each HFRAM license sold or otherwise transferred by ATARAXIA. Additionally, ATARAXIA will pay NVTECH 40% of any per unit royalty received by ATARAXIA less properly documented reasonable expenses directly related to the obtaining of said royalties.


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8.  ATARAXIA  will pay NVTECH 40% of any other  revenues  (less  those  expenses agreed by the parties) of ATARAXIA related to the grant of rights or use of the HFRAM technology by ATARAXIA, exclusive of participations of NVTECH in the contract.

9. Should ATARAXIA sell the rights to the HFRAM technology to a third party part not owned or controlled by ATARAXIA, ATARAXIA will pay NVTECH 50% of the proceeds from such transaction. NVTECH will not be obligated to provide to the third party the same concessions, prices and services as to ATARAXIA. If there is any dispute between ATARAXIA and NVTECH as to the fairness or value of a third party contract either ATARAXIA or NVTECH may request independent arbitration.

10. ATARAXIA and NVTECH agreed to make available to each other information necessary for either party to verify sales or other pertinent costs, and equipment purchases. Each party agrees to protect the confidentiality of the confidential and/or proprietary information of the other party, and to use such information only as provided in the business agreement.

11. Neither party shall publish, make reference to, or otherwise use or designate the trademarks or trade names of the other party in connection with activities contemplated hereby without the written consent of such other party.

12. ATARAXIA will provide NVTECH $3,000 at the signing of this heads of agreement. ATARAXIA will take best efforts to have the business agreement ready for signing no later than the end of August 1997. ATARAXIA will provide NVTECH an additional $7,000 of the signing of the business agreement or such other amount that may be agreed to by the parties. Such agreement shall (a) reflect the provisions set forth herein (b) minimum performance requirements for each party, and (c) such other provisions as are customary in a licensing arrangement of the character contemplated hereby and are reasonably acceptable to ATARAXIA and NVTECH. In the event of a default under these provisions of the agreement specified therein to constitute a "material default," (i) by ATARAXIA, all right, title and interest in the technology and related intellectual property rights transferred to ATARAXIA under the agreement shall revert back to NVTECH, or (ii) by NVTECH, ATARAXIA shall have the right to cure or cause a third party to cure such material default and deduct the cost thereof from the amounts due to NVTECH pursuant to sections 7 and 8 above. If such agreement is not signed by 31 August 1997, this terms of agreement shall expire and be of no further force or effect.

13. Neither party, without the express consent of the other party shall divulge the contents of this agreement or the names of the principles of the other party.

ENTERED INTO AND AGREED TO THIS 17TH DAY OF JUNE 1997.

NVTECH                                             ATARAXIA CORP.
                                                   /s/ Hibernian Directors  Ltd.
 /s/ Richard Lienau                                    Director of the Company
 ------------------                                ----------------------------
By: Richard Lienau                                 Hibernian Directors Ltd.


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